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                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549


                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



          A.   Name:


                    LLANY SEPARATE ACCOUNT R FOR
                         FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

          B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    120 Madison Street, Suite 1700
                    Syracuse, NY 13202-2802

          C.   Telephone Number (including area code):

                    1-888-223-1860

          D.   Name and Address of Agent for Service of Process:

                    Robert O. Sheppard, Esq.
                    Lincoln Life & Annuity Company of New York
                    120 Madison Street, Suite 1700
                    Syracuse, NY 13202-2802

               Copies to:

                    George N. Gingold, Esq.
                    Law Division - S-321
                    900 Cottage Grove Road
                    Hartford, CT 06152-2321
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          E.   Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

               Yes  X                                  No

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Syracuse and State of New York on this 11th day of February, 1998.


                                             LLANY SEPARATE ACCOUNT R
                                                  FOR FLEXIBLE PREMIUM
                                                  VARIABLE LIFE INSURANCE



                                             By: /s/ PHILIP L. HOLSTEIN
                                                -----------------------------
                                                Philip L. Holstein, President



Attest:



/s/ ROBERT O. SHEPPARD
-----------------------------------
Robert O. Sheppard
Assistant Vice President